Exhibit 99.1

FOR IMMEDIATE RELEASE

Iron Mountain Incorporated to Call a Portion of 8-3/8% Subordinated Notes due 2021 for Redemption

BOSTON — December 16, 2014 — Iron Mountain Incorporated  (NYSE: IRM), the storage and information management services company, announced that it has called for redemption $306 million of the aggregate principal amount outstanding of its $412 million 8-3/8% Senior Subordinated Notes due 2021 (the “2021 Notes”), in accordance with the Indenture governing these notes. The redemption date for the 2021 Notes will be December 30, 2014. The 2021 Notes will be redeemed at a redemption price of $1,041.88 for each $1,000 principal amount of notes redeemed, plus accrued and unpaid interest to but excluding December 30, 2014. The Company expects to draw U.S. Dollars under its revolving credit facility to finance the redemption.

This announcement does not constitute a notice of redemption for any of the 2021 Notes. The formal notices of redemption are being provided separately in accordance with the terms of the Indenture governing the notes.

About Iron Mountain

Iron Mountain Incorporated (NYSE: IRM) is a leading provider of storage and information management services. The company’s real estate network of more than 67 million square feet across more than 1,000 facilities in 36 countries allows it to serve customers around the world. And its solutions for records management, data management, document management, and secure shredding help organizations to lower storage costs, comply with regulations, recover from disaster, and better use their information. Founded in 1951, Iron Mountain stores and protects billions of information assets, including business documents, backup tapes, electronic files and medical data. Visit www.ironmountain.com for more information.

Investor Relations Contacts:
Melissa Marsden	Faten Freiha
Senior Vice President, Investor Relations	Director, Investor Relations
melissa.marsden@ironmountain.com	faten.freiha@ironmountain.com
(617) 535-8595	(617) 535-8404

# # #